NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
Ed.Heffernan@alliancedata.com

Shelley Whiddon – Media
972.348.4310
Shelley.Whiddon@alliancedata.com

Tony Good – Media
972.348.5425
Tony.Good@alliancedata.com

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS MULTI-YEAR AGREEMENT WITH LEADING
INSURANCE COMPANY

Royal & SunAlliance and Johnson Inc. Become National Sponsors in Popular Canadian Loyalty Program

DALLAS, Texas (June 7, 2007) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced that Roins Financial Services Limited (RFSL) has signed a multi-year agreement in which its affiliates Royal & SunAlliance and Johnson Inc. will become national sponsors in Alliance Data’s Canadian AIR MILES® Reward Program. Beginning June 1st, eligible collectors receive reward miles on premiums paid for home or auto insurance policies underwritten and distributed through participating RFSL affiliate companies.

As a leading home, car and business insurance company, Royal & SunAlliance will offer the AIR MILES Reward Program through a large network of independent insurance brokers representing Royal & Sun Alliance Insurance Company of Canada and Western Assurance Company.

Founded in 1880, Johnson Inc. is today one of Canada’s leading insurance and benefit providers. Headquartered in St. John’s, Newfoundland, the company has more than 60 locations across Canada from which it will offer the AIR MILES Reward Program together with its award-winning customer service. Johnson Inc. will offer AIR MILES reward miles on regular market home and auto insurance policies underwritten by Unifund Assurance Company. Johnson Inc. and Unifund Assurance Company share common ownership.

In 2006, the Royal & SunAlliance Canadian Group wrote $1.5 billion CDN in direct premiums with assets exceeding $4.9 billion CDN and currently employs more than 2,500 people in Canada. The Canadian group is part of Royal & Sun Alliance Insurance Group plc that employs approximately 24,000 and transacts business in more than 130 countries around the world.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise and more.

“The addition of Royal & SunAlliance and Johnson reinforce the strategic role of the AIR MILES Reward Program in helping organizations meet their business objectives and change customer behavior,” said Bryan Pearson, president of Alliance Data Loyalty Services. “The AIR MILES Reward Program continues to grow organically through long-term contract renewals as well as by adding new sponsors that strengthen the coalition and deliver measurable results for all stakeholders.”

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the company’s proposed merger with Aladdin Merger Sub, Inc., an affiliate of The Blackstone Group, announced on May 17, 2007,  The company cannot provide any assurance that the proposed merger transaction  will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the company’s most recent Form 10-K.

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